Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements Nos. 333-68278, 333-102090 and 333-105743 on Form S-3, Nos. 333-68012, 333-69254, 333-86012, 333-88230, 333-101042, 333-101043 and 333-110431 on Form S-8 and No. 333-61440 on Form S-4/S-8 of AmerisourceBergen Corporation of our report dated November 4, 2003, with respect to the consolidated financial statements and schedule of AmerisourceBergen Corporation and subsidiaries included in the Annual Report (Form 10-K) for the fiscal year ended September 30, 2003.

/s/    Ernst & Young LLP

Philadelphia, Pennsylvania

December 16, 2003